Exhibit 3.9

CERTIFICATE OF FORMATION

OF

GPC OPCO GP LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is:

GPC Opco GP LLC

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 1013 Centre Road, New Castle County, Wilmington, Delaware 19805.

Executed on January 5, 1998

/s/ Sharon L. Dougherty
Sharon L. Dougherty, Authorized Person

CERTIFICATE OF AMENDMENT

OF

GPC OPCO GP LLC

1.                                       The name of the limited liability company is GPC OPCO GP LLC.

2.                                       The Certificate of Formation of the limited liability company is hereby amended as follows:

Resolved, that the registered office in the state of Delaware be and it hereby is changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the authorization of the present registered agent of this corporation be and the same is hereby withdrawn, and THE CORPORATION TRUST COMPANY, shall be and is hereby constituted and appointed the registered agent of this company at the address of its registred office.

3.                                       This Certificate of Amendment shall be effective when filed.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of GPC OPCO GP LLC this 22nd day of December, 1999.

/s/ Jay W. Hereford
Jay W. Hereford
Asst. Treasurer